Exhibit 99.1

Financial Report January - March 2025 Stockholm, Sweden, April 16, 2025 (NYSE: ALV and SSE: ALIV.sdb)

Financial Report January - March 2025

Q1 2025: Good sales and execution of cost reduction programs

Financial highlights Q1 2025

$2,578 million net sales

1.4% net sales decrease

2.2% organic sales growth*

9.9% operating margin

9.9% adjusted operating margin*

$2.14 diluted EPS, 41% increase

$2.15 adjusted diluted EPS*, 37% increase

Full year 2025 guidance Around 2% organic sales growth Around 3% negative FX effect on net sales Around 10-10.5% adjusted operating margin Around $1.2 billion operating cash flow

All change figures in this release compare to the same period of the previous year except when stated otherwise.

Key business developments in the first quarter of 2025

•
First quarter sales increased organically* by 2.2%, which was 2.6pp higher than the global LVP decrease of 0.4% (S&P Global March 2025). A strong LVP in March resulted in a stronger than expected global LVP in the quarter. Regional and customer LVP mix is estimated to have contributed to about 3pp underperformance. Compared to March S&P Global LVP data, we outperformed Europe, Americas and in Asia excl. China, mainly due to product launches and positive pricing. Our sales to domestic Chinese OEMs grew by 19%, in line with their LVP growth. As lower content vehicles in China outgrew higher content vehicles, we underperformed in China overall. We expect that our record number of new launches will significantly improve our relative sales performance in China in 2025.
•
Profitability improved, mainly due to organic sales growth and successful execution of cost reductions. Total headcount decreased by 6%. Impacts from the U.S. tariffs and counter tariffs in Q1 had a negligible impact on operating profit in the quarter as we managed to pass on the costs of tariff increases to our customers. Operating income was $254 million and adjusted operating income* was $255 million. Operating margin and adjusted operating margin* were both 9.9%.ROCE and adjusted ROCE* were both 25.6%.
•
Free operating cash flow* was in line with last year, despite that operating cash flow was slightly lower than last year. A larger working capital build up reflecting higher sales at the end of the quarter was offset by lower capex, net. The leverage ratio* of 1.3x is within our target range. In the quarter, a dividend of $0.70 per share was paid and 0.5 million shares were repurchased and retired.

*For non-U.S. GAAP measures see enclosed reconciliation tables.

Key Figures

(Dollars in millions, except per share data)	Q1 2025	Q1 2024	Change
Net sales	$2,578	$2,615	(1.4)%
Operating income	254	194	31%
Adjusted operating income1)	255	199	28%
Operating margin	9.9%	7.4%	2.4pp
Adjusted operating margin1)	9.9%	7.6%	2.3pp
Earnings per share - diluted	2.14	1.52	41%
Adjusted earnings per share - diluted1)	2.15	1.58	37%
Operating cash flow	77	122	(37)%
Return on capital employed2)	25.6%	19.7%	5.9pp
Adjusted return on capital employed1,2)	25.6%	20.2%	5.4pp

1) Excluding effects from capacity alignments and antitrust related matters. Non-U.S. GAAP measure, see reconciliation table.
2) Annualized operating income and income from equity method investments, relative to average capital employed.

Comments from Mikael Bratt, President & CEO

I am pleased that we delivered good sales and profitability in the first quarter. Thanks to our adaptability and resilience, driven by our diverse product portfolio and strong customer relationships, we successfully navigated through the first month of North American tariffs. It is encouraging that we, based on LVP data from March, outperformed global

After the slow end to 2024, OEM sourcing of safety products for future car models picked up in the first quarter, despite the geopolitical uncertainty.

Our navigation of the new tariff environment in the first quarter gives us confidence that it is possible to continue on that course when facing increasing or changing tariffs, although there is significant uncertainty. We continue to closely monitor and evaluate the situation, focusing on being adaptive and agile, and we consider our regionalized footprint to be a valuable source for flexibility in a challenging geopolitical environment.

The current geopolitical and business environment uncertainties makes it difficult to predict 2025. However, based on the strong first quarter performance and encouraging near term call-off indications, we reiterate our 2025 guidance of an organic sales growth of around 2% and an adjusted operating margin of around 10-10.5%.

Our strong balance sheet and cash conversion set a solid foundation for our commitment to high shareholder returns. I am looking forward to our Capital Markets Day, on June 4, 2025.

LVP despite continued significant headwinds from LVP mix shifts, particularly in China. Based on a record high number of new launches we look forward to a significantly improved sales performance in China in 2025.

Our strong profitability improvement was a result of well executed operational and commercial efforts. Our structural cost reduction program continued to generate indirect work force reductions, and direct headcount was also reduced significantly although sales grew organically. Results were also supported by reaching Q1 customer compensation agreements for increased costs related to inflation and tariffs. Our continued repurchase of shares also supported a record first quarter EPS.

Financial Report January - March 2025

Full year 2025 guidance

In addition to the assumptions and our business and market update noted below, our full year 2025 guidance is based on our customer call-offs, as well as the achievement of our targeted cost compensation adjustments with our customers, including for the new tariffs, no further material changes to tariffs or trade restrictions, as compared to what is in effect as of April 15, 2025, as well as no significant changes in the macro-economic environment, changes to customer call-off volatility or significant supply chain disruptions.

Full year 2025 Guidance
Organic sales growth	Around 2%
Adjusted operating margin1)	Around 10-10.5%
Operating cash flow2)	Around $1.2 billion
Capex, net, % of sales	Around 5%
1) Excluding effects from capacity alignments, antitrust related matters and other discrete items. 2) Excluding unusual items.

Full year 2025 Assumptions
LVP growth	Around 0.5% negative
FX impact on net sales	Around 3% negative
Tax rate3)	Around 28%
3) Excluding unusual tax items.

The forward-looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs and gains related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Conference call and webcast

The earnings conference call will be held at 2:00 p.m. CET today, April 16, 2025. Information regarding how to participate is available on www.autoliv.com. The presentation slides for the conference call will be available on our website shortly after the publication of this financial report.

Financial Report January - March 2025

Business and market condition update

Supply Chain

In the first quarter of 2025, global LVP decreased by 0.4% year-over-year (according to S&P Global March 2025). Call-off volatility improved slightly compared to a year earlier and was about unchanged compared to the fourth quarter of 2024, although it remains higher than pre-pandemic levels. Low customer demand visibility and changes to customer call-offs with short notice, although it improved, continued to have a negative impact on our production efficiency and profitability in the quarter. We expect call-off volatility in 2025 on average to be slightly lower than it was in 2024 but still remain higher than pre-pandemic levels. However, the uncertainty regarding future changes in tariffs and trade restrictions may lead to a more negative call-off volatility development.

Inflation

In the first quarter, cost pressure from labor and other items still impacted our profitability negatively, although to a lesser degree than the first quarter of 2024. Most of the inflationary cost pressure was offset by price increases and other customer compensations in the quarter. Raw material price changes had a slightly negative impact on our profitability during the first quarter. We expect raw material costs in 2025 to increase for the full year. We expect cost pressure from general inflation to moderate in 2025, but we still expect some pressure coming mainly from labor, especially in Europe and the Americas and potentially from tariffs. The uncertainty regarding effects of tariffs and trade restrictions may lead to a more adverse inflation development. We continue to execute on productivity and cost reduction initiatives to offset these cost pressures.

Geopolitical risks and tariffs

The effects from the new tariffs imposed in the first quarter did not have a material impact on our profitability in the first quarter, as we managed to achieve customer compensations. It is our ambition and expectation that we will continue to pass on tariff costs to our customers, although there is significant uncertainty. Geopolitical uncertainties will continue to create a challenging operating environment. We also see a likelihood that there will be new or increased or changed tariffs or other related trade restrictions imposed in 2025 that may impact our operations. We continue to closely monitor the situation and are prepared to remain agile in responding to any such developments.

This report includes content supplied by S&P Global; Copyright © Light Vehicle Production Forecast, January and March 2025. All rights reserved.

Financial Report January - March 2025

Key Performance Trends

Net Sales Development by region	Operating and adjusted* operating income and margins

USD Bn
11
10
9
8
7
6
5
4
3
2
1
0
Americas
Europe
China
Asia, ex China
Autoliv
FY'21
FY'22
FY'23
FY'24
LTM Q1'25

1,200
1,000
800
600
400
200
0
USD M
12%
10%
8%
6%
4%
2%
0%
Of sales
FY'21
FY'22
FY'23
FY'24
LTM Q1'25
Operating income
Adj. operating income*
Operating margin
Adj. operating margin*

Capex, net and D&A	Operating cash flow

650
600
550
500
450
400
350
300
250
200
150
USD M
7%
6%
5%
4%
3%
2%
1%
0%
Of sales
FY'21
FY'22
FY'23
FY'24
LTM Q1'25
Capex, net
Capex, net % of sales
D&A % of sales

1200
1000
800
600
400
200
0
USD M
FY'21
FY'22
FY'23
FY'24
LTM Q1'25
Operating cash flow

Return on Capital Employed	Cash Conversion*

30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
FY'21
FY'22
FY'23
FY'24
LTM Q1'25
Return on Capital Employed

Key definitions ------------------------------------------------------------------------------------------------------------

Adj. operating income and margin*: Operating income adjusted for capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. Capacity alignments include non-recurring costs related to our structural efficiency and business cycle management programs.

Capex, net: Capital Expenditure, net, defined as Expenditures for Property, Plant and Equipment less Proceeds from sale of Property, Plant and Equipment.

D&A: Depreciation and Amortization.

Cash conversion*: Free operating cash flow* in relation to net income. Free operating cash flow defined as operating cash flow less capital expenditure, net.

Financial Report January - March 2025

Consolidated sales development

First quarter 2025

Consolidated sales	First quarter		Reported change	Currency	Organic
(Dollars in millions)	2025	2024	(U.S. GAAP)	effects1)	change*
Airbags, Steering Wheels and Other2)	$1,752	$1,781	(1.6)%	(3.3)%	1.7%
Seatbelt Products and Other2)	826	834	(1.0)%	(4.2)%	3.2%
Total	$2,578	$2,615	(1.4)%	(3.6)%	2.2%

Americas	$851	$893	(4.7)%	(6.0)%	1.3%
Europe	764	770	(0.7)%	(2.6)%	1.9%
China	447	460	(2.8)%	(1.2)%	(1.6)%
Asia excl. China	515	491	4.8%	(2.8)%	7.7%
Total	$2,578	$2,615	(1.4)%	(3.6)%	2.2%
1) Effects from currency translations. 2) Including Corporate sales.

Sales by product – Airbags, Steering Wheels and Other

Sales grew organically* by 1.7% in the quarter. The largest contributor to the increase was side airbags and steering wheels, followed by inflatable curtains and center airbags. This was partly offset by declines for knee airbags, driver airbags and passenger airbags.

Sales by product - Seatbelt Products and Other

Sales for Seatbelt Products and Other grew organically* by 3.2% in the quarter. Sales increased organically in Asia excluding China and in the Americas while it declined in China and Europe.

Sales by region

Our global organic sales* increased by 2.2% compared to the global LVP decrease of 0.4% (according to S&P Global, March 2025). The outperformance was mainly driven by product launches and pricing. We estimate that the regional and model LVP mix contributed to about 3pp underperformance. This was particularly accentuated in China where we estimate that changes in LVP model mix contributed around 8pp to our underperformance in China. Our organic sales growth outperformed LVP growth by 11pp in Europe, by 6.1pp in Americas and by 5.4pp in Asia excluding China, while we underperformed by 9.2pp in China.

LVP growth in China was heavily tilted to domestic OEMs with typically lower safety content. LVP for global OEMs declined by 9% while it increased by 19% for domestic OEMs. Autoliv's sales to domestic OEMs increased by 19% in the quarter. We expect that our strong order intake with domestic OEMs will lead to a record high number of new launches and significantly improve Autoliv's sales performance in China in 2025.

Q1 2025 organic growth*	Americas	Europe	China	Asia excl. China	Global
Autoliv	1.3%	1.9%	(1.6)%	7.7%	2.2%
Main growth drivers	Toyota, Ford, Honda	Renault, Mercedes, Ford	Geely, BYD, Nio	Toyota, Subaru, Suzuki	Toyota, Ford, VW
Main decline drivers	EV OEM, Mercedes, Hyundai	Volvo, EV OEM, Hyundai	EV OEM, Volvo, Lixiang	Honda, Mitsubishi, Renault	EV OEM, Volvo, Lixiang

Light vehicle production development

Change compared to the same period last year according to S&P Global

Q1 2025	Americas	Europe	China	Asia excl. China	Global
LVP (Mar 2025)	(4.8)%	(9.0)%	7.6%	2.3%	(0.4)%
LVP (Jan 2025)	(4.5)%	(9.5)%	3.9%	1.3%	(1.8)%

Financial Report January - March 2025

Key launches in the first quarter of 2025

Honda Passport

Ford Expedition

Hyundai Palisade

Dacia Bigster

Renault 5 E-TECH

Mercedes CLA

Audi A6 Avant

Kia Tasman

Citroen C3

Driver/Passenger Airbags

Seatbelts

Side Airbags

Head/Inflatable Curtain Airbags

Steering Wheel

Knee Airbag

Front Center Airbag

Bag-in-Belt

Pyrotechnical Safety Switch

Pedestrian Airbag

Hood Lifter

Available as EV/PHEV

Financial Report January - March 2025

Financial development

Condensed Income Statement	First quarter
(Dollars in millions, except per share data)	2025	2024	Change
Net sales	$2,578	$2,615	(1.4)%
Cost of sales	(2,100)	(2,172)	(3.3)%
Gross profit	478	443	8.1%
S,G&A	(145)	(132)	9.5%
R,D&E, net	(95)	(113)	(16)%
Other income (expense), net	15	(4)	n/a
Operating income	254	194	31%
Adjusted operating income1)	255	199	28%
Financial and non-operating items, net	(22)	(20)	8.2%
Income before taxes	233	174	34%
Income taxes	(65)	(47)	39%
Net income	$167	$127	32%

Earnings per share - diluted2)	$2.14	$1.52	41%
Adjusted earnings per share - diluted1,2)	$2.15	$1.58	37%

Gross margin	18.6%	16.9%	1.6pp
S,G&A, in relation to sales	(5.6)%	(5.1)%	(0.6)pp
R,D&E, net in relation to sales	(3.7)%	(4.3)%	0.6pp
Operating margin	9.9%	7.4%	2.4pp
Adjusted operating margin1)	9.9%	7.6%	2.3pp
Tax Rate	28.0%	27.0%	1.0pp

Other data
No. of shares at period-end in millions2)	77.3	81.4	(5.0)%
Weighted average no. of shares in millions, basic2)	77.6	82.3	(5.7)%
Weighted average no. of shares in millions, diluted2)	77.9	83.0	(6.2)%
1) Non-U.S. GAAP measure, excluding effects from capacity alignments and antitrust related matters. See reconciliation table. 2) Net of treasury shares.

First quarter 2025 development

Gross profit increased by $36 million, and the gross margin increased by 1.6pp compared to the prior year. The main drivers behind the improvement were the structural cost reduction program combined with the improved customer call-off accuracy, which supported an improved operational efficiency with lower costs for labor, premium freight and waste and scrap, as well as positive effects from the organic sales growth. The main offsetting factor to the improvement were negative FX translation effects.

S,G&A costs increased by $13 million compared to the prior year, mainly due to $8 million in increased IT costs and minor cost increases for other items, including personnel costs and legal fees, partly offset by $5 million from positive FX translation effects. S,G&A costs in relation to sales increased from 5.1% to 5.6%.

R,D&E, net costs decreased by $18 million compared to the prior year, with $8 million of the improvement coming from higher engineering income. The decrease was also supported to a smaller extent from several items, mainly $5 million from positive FX translation effects and $3 million in lower personnel costs. R,D&E, net, in relation to sales decreased from 4.3% to 3.7%.

Other income (expense), net was positive $15 million, compared to negative $4 million in the same period last year. Almost all of the Other income in the quarter was from the recycled accumulated currency translation differences related to the divestment of our idled operations in Russia.

Operating income increased by $60 million compared to the prior year, due to the higher gross profit, lower costs for R,D&E, net, and higher Other income (expense), partly offset by higher costs for S,G&A, as outlined above.

Adjusted operating income* increased by $56 million compared to the prior year, due to the higher gross profit, lower costs for R,D&E, net, and higher Other income (expense), partly offset by higher costs for S,G&A, as outlined above.

Financial and non-operating items, net, was negative $22 million compared to negative $20 million a year earlier. The increase was mainly due to lower interest income following lower cash holdings.

Income before taxes increased by $59 million compared to the prior year, mainly due to the higher operating income.

Tax rate was 28.0% compared to 27.0% in the prior year. The lower tax rate in 2024 was mainly due to discrete tax benefits for the release of tax reserves recorded in the first quarter of 2024. Discrete tax items, net, did not have a material impact to the tax rate in the first quarter of 2025 vs. a decrease of 2.5pp in the corresponding quarter last year.

Earnings per share, diluted increased by $0.62 compared to the prior year. The main drivers were $0.52 from higher operating income and $0.13 from lower number of outstanding shares, diluted.

Financial Report January - March 2025

Selected Cash Flow items	First quarter
(Dollars in millions)	2025	2024	Change
Net income	$167	$127	32%
Depreciation and amortization	95	96	(0.7)%
Other non-cash adjustments, net	(6)	14	n/a
Changes in operating working capital	(179)	(114)	57%
Operating cash flow	77	122	(37)%
Capital expenditure, net1)	(93)	(140)	(33)%
Free operating cash flow2)	$(16)	$(18)	(11)%
Cash conversion3)	n/a	n/a	n/a
Shareholder returns
- Dividends paid	(54)	(56)	(2.3)%
- Share repurchases	(50)	(160)	(69)%
Cash dividend paid per share	$(0.70)	$(0.68)	2.8%
Capital expenditures, net in relation to sales	3.6%	5.4%	(1.7)pp

1) Defined as Expenditures for Property, Plant and Equipment less Proceeds from sale of Property, Plant and Equipment. 2) Operating cash flow less Capital expenditure, net. Non-U.S. GAAP measure. See enclosed reconciliation table. 3) Free operating cash flow relative to Net income. Non-U.S. GAAP measure. See reconciliation table.

Selected Balance Sheet items	First quarter
(Dollars in millions)	2025	2024	Change
Trade working capital1)	$1,279	$1,336	(4.2)%
Trade working capital in relation to sales2)	12.4%	12.8%	(0.4)pp
- Receivables outstanding in relation to sales3)	21.4%	21.0%	0.4pp
- Inventory outstanding in relation to sales4)	8.9%	9.5%	(0.7)pp
- Payables outstanding in relation to sales5)	17.8%	17.7%	0.1pp
Cash & cash equivalents	322	569	(43)%
Gross Debt6)	2,105	2,140	(1.6)%
Net Debt7)	1,787	1,562	14%
Capital employed8)	4,149	4,003	3.6%
Return on capital employed9)	25.6%	19.7%	5.9pp
Total equity	2,361	2,442	(3.3)%
Return on total equity10)	28.8%	20.2%	8.6pp
Leverage ratio11)	1.3	1.3	0.1pp

1) Outstanding receivables and outstanding inventory less outstanding payables. Non-U.S. GAAP measure, see reconciliation table. 2) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized quarterly sales. Non-U.S. GAAP measure, see reconciliation table. Annualized quarterly sales is calculated as the quarterly sales amount multiplied by four. 3) Outstanding receivables relative to annualized quarterly sales. 4) Outstanding inventory relative to annualized quarterly sales. 5) Outstanding payables relative to annualized quarterly sales. 6) Short- and long-term interest-bearing debt. 7) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. Non-U.S. GAAP measure. See reconciliation table. 8) Total equity and net debt. 9) Annualized operating income and income from equity method investments, relative to average capital employed. See definitions of "Annualized operating income" in footnote to the reconciliation tables below. 10) Annualized net income relative to average total equity. See definitions of "Annualized net income" in footnote to the reconciliation tables below. 11) Net debt adjusted for pension liabilities in relation to EBITDA. Non-U.S. GAAP measure. See reconciliation table.

First quarter 2025 development

Changes in operating working capital impacted operating cash flow by $179 million negative compared to an impact of $114 million negative in the prior year. The working capital increase in the quarter of $179 million was mainly a result of $166 million in increased receivables following the strong sales towards the end of the quarter, $46 million from lower accrued expenses and $24 million increase in other current assets. This was to some extent offset by $25 million in positive effects from accounts payables and $22 million in lower inventories. These changes are within normal variations related to timings, especially the high level of sales towards the end of the quarter.

Operating cash flow decreased by $45 million to $77 million compared to the prior year, mainly because the increase in operating working capital was larger than the increase in net income, as outlined above.

Capital expenditure, net decreased by $47 million compared to the prior year. The level of capital expenditure, net, in relation to sales declined to 3.6% versus 5.4% a year earlier. The lower level of capital expenditure, net is mainly related to the lower activity level of footprint optimization in Europe and Americas and less capacity expansion, especially in Asia.

Free operating cash flow* was negative $16 million compared to negative $18 million in the prior year. The decrease was due to the lower operating cash flow partly offset by the lower capital expenditure, net, as outlined above.

Cash conversion* defined as free operating cash flow* in relation to net income, was n/a in the quarter as free operating cash flow was negative.

Financial Report January - March 2025

Trade working capital* decreased by $56 million compared to the prior year, where the main drivers were $11 million in higher accounts receivables, $17 million in lower accounts payable and $84 million in lower inventories. In relation to sales, trade working capital decreased from 12.8% to 12.4%. The improvement in trade working capital is a result of our multi-year working capital improvement program and an improvement in customer call-off accuracy enabling a more efficient inventory management.

Net debt* was $1,787 million as of March 31, 2025, which was $225 million higher than a year earlier, mainly because in the last twelve months, dividends paid and share repurchases were higher than free operating cash flow.

Total equity as of March 31, 2025, decreased by $80 million compared to March 31, 2024. This was mainly due to $218 million in dividend payments, $447 million in share repurchases, including taxes, and $104 million negative currency translation effects, partly offset by positive net income of $688 million.

Leverage ratio*: On March 31, 2025, the Company had a leverage ratio of 1.3x compared to 1.3x on March 31, 2024, following that the 12 months trailing adjusted EBITDA* increased by around $80 million while net debt* per the policy increased by around $241 million.

Headcount

	Mar 31	Dec 31	Mar 31
	2025	2024	2024
Headcount	65,900	65,200	70,100
Whereof: Direct headcount in manufacturing	48,800	48,000	52,500
Indirect headcount	17,100	17,200	17,600
Temporary personnel	10%	9%	10%

As of March 31, 2025, total headcount (Full Time Equivalent) decreased by around 4,200, or 6.0%, compared to a year earlier, despite that organic sales* increased by 2.2%. The indirect workforce decreased by around 500, or 2.9%, mainly reflecting our structural reduction initiatives. The direct workforce decreased by approximately 3,700, or 7.0%. The decrease was supported by an improvement in customer call-off accuracy which enabled us to accelerate operating efficiency improvements.

Compared to December 31, 2024, total headcount (Full Time Equivalent) increased by around 700, or 1.1%. Indirect headcount decreased by around 100, or 0.7%, while direct headcount increased by approximately 900, or 1.8%.

Financial Report January - March 2025

Other Items

•
On March 14, 2025, Autoliv announced the renewal for one year of its €3 billion guaranteed euro medium term note program, originally established on April 11, 2019.
•
On April 3, 2025, Autoliv announced advances on its climate targets with renewable energy agreements. Autoliv is entering two Virtual Power Purchase Agreements with two renewable electricity producers, Alight and Eurowind Energy. This is to ensure a consistent and reasonably priced energy supply for Autoliv's activities in Europe, reducing the risks associated with potential future energy price fluctuations and to ensure its operations will continue to be both economical and sustainable even in the face of volatile markets.

•
Autoliv invites financial analysts, institutional investors and journalists with a focus on automotive safety technology to its Capital Markets Day, on Wednesday, June 4, 2025, in Stockholm, Sweden. Focus will be on our medium and long-term growth avenues, products and solutions, strategic roadmap, and progress in automation and operational efficiency. Autoliv management will present how Autoliv works strategically with OEMs in securing a strong position with future winners that will support Autoliv’s long term success.
•
In Q1 2025, Autoliv repurchased and retired 0.5 million shares of common stock at an average price of $95.22 per share under the Autoliv 2022-2025 stock purchase program.

Next Report Autoliv intends to publish the quarterly earnings report for the second quarter of 2025 on Friday, July 18, 2025.	Footnotes *Non-U.S. GAAP measure, see enclosed reconciliation tables.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 5872 0671

Henrik Kaar

Director Investor Relations

Tel +46 (0)8 5872 0614

Inquiries: Media

Gabriella Etemad

Senior Vice President Communications

Tel +46 (0)70 612 6424

Autoliv, Inc. is obliged to make this information public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on April 16, 2025.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

This report includes content supplied by S&P Global; Copyright © Light Vehicle Production Forecast, January and March 2025. All rights reserved. S&P Global is a global supplier of independent industry information. The permission to use S&P Global copyrighted reports, data and information does not constitute an endorsement or approval by S&P Global of the manner, format, context, content, conclusion, opinion or viewpoint in which S&P Global reports, data and information or its derivations are used or referenced herein.

Financial Report January - March 2025

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, general economic conditions, including inflation; changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier; global supply chain disruptions, including port, transportation and distribution delays or interruptions; supply chain disruptions and component shortages specific to the automotive industry or the Company; geopolitical instability, including the ongoing war between Russia and Ukraine and the hostilities in the Middle East; changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring, cost reduction and efficiency initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products;

customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructuring or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing and other negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation, civil judgments or financial penalties and customer reactions thereto; higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims and the availability of insurance with respect to such matters; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; including changes in trade policy and tariffs, our ability to meet our sustainability targets, goals and commitments; political conditions; dependence on and relationships with customers and suppliers; the conditions necessary to hit our medium term financial targets; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Financial Report January - March 2025

Consolidated Statements of Income

	First quarter		Latest 12	Full Year
(Dollars in millions, except per share data, unaudited)	2025	2024	months	2024
Airbags, Steering Wheels and Other1)	$1,752	$1,781	$6,994	$7,023
Seatbelt products and Other1)	826	834	3,359	3,367
Total net sales	2,578	2,615	10,353	10,390

Cost of sales	(2,100)	(2,172)	(8,391)	(8,463)
Gross profit	478	443	1,963	1,927

Selling, general & administrative expenses	(145)	(132)	(543)	(530)
Research, development & engineering expenses, net	(95)	(113)	(380)	(398)
Other income (expense), net	15	(4)	0	(19)
Operating income	254	194	1,040	979

Income from equity method investments	1	2	6	7
Interest income	2	5	10	13
Interest expense	(25)	(26)	(107)	(107)
Other non-operating items, net	0	(1)	(16)	(16)
Income before income taxes	233	174	934	875

Income taxes	(65)	(47)	(246)	(227)
Net income	167	127	688	648

Less: Net income attributable to non-controlling interest	0	0	2	1
Net income attributable to controlling interest	$167	$126	$687	$646

Earnings per share - diluted	$2.14	$1.52	$8.67	$8.04
1) Including Corporate sales.

Financial Report January - March 2025

Consolidated Balance Sheets

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(Dollars in millions, unaudited)	2025	2024	2024	2024	2024
Assets
Cash & cash equivalents	$322	$330	$415	$408	$569
Receivables, net	2,205	1,993	2,192	2,090	2,194
Inventories, net	913	921	997	936	997
Prepaid expenses	184	167	172	193	180
Other current assets	75	72	90	76	71
Total current assets	3,699	3,483	3,865	3,703	4,011

Property, plant & equipment, net	2,286	2,239	2,317	2,197	2,191
Operating leases right-of-use assets	168	158	173	167	177
Goodwill and intangible assets, net	1,380	1,375	1,386	1,379	1,381
Investments and other non-current assets	581	548	565	564	564
Total assets	8,114	7,804	8,306	8,010	8,324

Liabilities and equity
Short-term debt	540	387	624	455	310
Accounts payable	1,839	1,799	1,881	1,858	1,855
Accrued expenses	1,053	1,056	1,189	1,120	1,129
Operating lease liabilities - current	42	41	44	41	41
Other current liabilities	327	351	297	312	323
Total current liabilities	3,800	3,633	4,034	3,785	3,658

Long-term debt	1,565	1,522	1,586	1,540	1,830
Pension liability	163	153	147	140	149
Operating lease liabilities - non-current	120	118	130	127	134
Other non-current liabilities	103	92	110	106	111
Total non-current liabilities	1,952	1,885	1,974	1,913	2,224

Total parent shareholders’ equity	2,351	2,276	2,288	2,298	2,428
Non-controlling interest	10	10	10	13	13
Total equity	2,361	2,285	2,298	2,311	2,442

Total liabilities and equity	$8,114	$7,804	$8,306	$8,010	$8,324

Financial Report January - March 2025

Consolidated Statements of Cash Flow

	First quarter		Latest 12	Full Year
(Dollars in millions, unaudited)	2025	2024	months	2024
Net income	$167	$127	$688	$648
Depreciation and amortization	95	96	386	387
Gain on divestiture of property	(6)	-	(10)	(4)
Other non-cash adjustments, net	(1)	14	(39)	(24)
Net change in operating working capital:
Receivables	(166)	(41)	(79)	47
Other current assets	(24)	34	9	67
Inventories	22	(8)	57	28
Accounts payable	25	(95)	38	(83)
Accrued expenses	(46)	22	(80)	(12)
Income taxes	11	(26)	43	6
Net cash provided by operating activities	77	122	1,015	1,059

Expenditures for property, plant and equipment	(102)	(140)	(541)	(579)
Proceeds from sale of property, plant and equipment	8	0	25	17
Net cash used in investing activities	(93)	(140)	(516)	(563)

Net increase (decrease) in short term debt	123	(227)	224	(126)
Decrease in long-term debt	-	-	(306)	(306)
Increase in long-term debt	39	534	31	526
Dividends paid	(54)	(56)	(217)	(219)
Share repurchases	(50)	(160)	(442)	(552)
Common stock options exercised	0	0	1	1
Dividend paid to non-controlling interests	-	-	(5)	(5)
Net cash provided by (used in) financing activities	57	92	(715)	(680)

Effect of exchange rate changes on cash	(49)	(3)	(30)	16
(Decrease) increase in cash and cash equivalents	(8)	71	(247)	(168)
Cash and cash equivalents at period-start	330	498	569	498
Cash and cash equivalents at period-end	$322	$569	$322	$330

Financial Report January - March 2025

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company historically generates approximately 75% of sales in currencies other than in the reporting currency (i.e., U.S. dollars) and currency rates have been volatile, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables on page 5 present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Reconciliation of GAAP measure "Working Capital" to Non-GAAP Measure "Trade Working Capital"

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived trade working capital as defined in the table below. Trade working capital is an indicator of operational efficiency, which impacts the Company’s ability to return value to shareholders either through dividends or share repurchases. We believe this is useful for readers to understand the efficiency of the Company’ operational capital management. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations management.

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(Dollars in millions)	2025	2024	2024	2024	2024
Total current assets	$3,699	$3,483	$3,865	$3,703	$4,011
Total current liabilities	(3,800)	(3,633)	(4,034)	(3,785)	(3,658)
Working capital (U.S. GAAP)	(101)	(150)	(169)	(83)	353
Less: Cash and cash equivalents	(322)	(330)	(415)	(408)	(569)
Prepaid expenses	(184)	(167)	(172)	(193)	(180)
Other current assets	(75)	(72)	(90)	(76)	(71)
Less: Short-term debt	540	387	624	455	310
Accrued expenses	1,053	1,056	1,189	1,120	1,129
Operating lease liabilities - current	42	41	44	41	41
Other current liabilities	327	351	297	312	323
Trade working capital (non-U.S. GAAP)	$1,279	$1,115	$1,307	$1,169	$1,336

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(Dollars in millions)	2025	2024	2024	2024	2024
Receivables, net	$2,205	$1,993	$2,192	$2,090	$2,194
Inventories, net	913	921	997	936	997
Accounts payable	(1,839)	(1,799)	(1,881)	(1,858)	(1,855)
Trade working capital (non-U.S. GAAP)	$1,279	$1,115	$1,307	$1,169	$1,336

	Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)	2023	2022	2021	2020
Total current assets	$3,974	$3,714	$3,675	$4,269
Total current liabilities	(4,035)	(3,642)	(2,821)	(3,147)
Working capital (U.S. GAAP)	(61)	72	853	1,122
Less: Cash and cash equivalents	(498)	(594)	(969)	(1,178)
Prepaid expenses	(173)	(160)	(164)	(164)
Other current assets	(93)	(84)	(65)	(307)
Less: Short-term debt	538	711	346	302
Accrued expenses	1,135	915	996	1,270
Operating lease liabilities - current	39	39	38	37
Other current liabilities	345	283	297	284
Trade working capital (non-U.S. GAAP)	$1,232	$1,183	$1,332	$1,366

	Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)	2023	2022	2021	2020
Receivables, net	$2,198	$1,907	$1,699	$1,822
Inventories, net	1,012	969	777	798
Accounts payable	(1,978)	(1,693)	(1,144)	(1,254)
Trade working capital (non-U.S. GAAP)	$1,232	$1,183	$1,332	$1,366

Financial Report January - March 2025

Net Debt

Autoliv from time to time enters into “debt-related derivatives” (DRDs) as a part of its debt management and as part of efficiently managing the Company’s overall cost of funds. Creditors and credit rating agencies use net debt adjusted for DRDs in their analyses of the Company’s debt, therefore we provide this non-U.S. GAAP measure. DRDs are fair value adjustments to the carrying value of the underlying debt. Also included in the DRDs is the unamortized fair value adjustment related to a discontinued fair value hedge that will be amortized over the remaining life of the debt. By adjusting for DRDs, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(Dollars in millions)	2025	2024	2024	2024	2024
Short-term debt	$540	$387	$624	$455	$310
Long-term debt	1,565	1,522	1,586	1,540	1,830
Total debt	2,105	1,909	2,210	1,996	2,140
Cash & cash equivalents	(322)	(330)	(415)	(408)	(569)
Debt issuance cost/Debt-related derivatives, net	4	(24)	(9)	(8)	(9)
Net debt	$1,787	$1,554	$1,787	$1,579	$1,562

		Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)		2023	2022	2021	2020
Short-term debt		$538	$711	$346	$302
Long-term debt		1,324	1,054	1,662	2,110
Total debt		1,862	1,766	2,008	2,411
Cash & cash equivalents		(498)	(594)	(969)	(1,178)
Debt issuance cost/Debt-related derivatives, net		3	12	13	(19)
Net debt		$1,367	$1,184	$1,052	$1,214

Leverage ratio

The non-U.S. GAAP measure “net debt” is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. Autoliv’s policy is to maintain a leverage ratio commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to adjusted EBITDA*. The long-term target is to maintain a leverage ratio of around 1.0x within a range of 0.5x to 1.5x.

	Mar 31	Dec 31	Mar 31
(Dollars in millions)	2025	2024	2024
Net debt1)	$1,787	$1,554	$1,562
Pension liabilities	163	153	149
Net debt per the Policy	$1,950	$1,708	$1,711

Net income2)	$688	$648	$541
Income taxes2)	246	227	136
Interest expense, net2, 3)	97	95	83
Other non-operating items, net2)	16	16	1
Income from equity method investments2)	(6)	(7)	(5)
Depreciation and amortization of intangibles2)	386	387	381
Adjustments2), 4)	23	27	231
EBITDA per the Policy (Adjusted EBITDA)	$1,449	$1,394	$1,369

Leverage ratio	1.3	1.2	1.3

1) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense including cost for extinguishment of debt, if any, less interest income. 4) Capacity alignments and antitrust related matters. See Items Affecting Comparability below.

Financial Report January - March 2025

Reconciliation of GAAP measure "Operating cash flow" to "Free operating cash flow" and "Cash conversion"

Management uses the non-U.S. GAAP measure “free operating cash flow” to analyze the amount of cash flow being generated by the Company’s operations after capital expenditure, net. This measure indicates the Company’s cash flow generation level that enables strategic value creation options such as dividends or acquisitions. For details on free operating cash flow, see the reconciliation table below. Management uses the non-U.S. GAAP measure “cash conversion” to analyze the proportion of net income that is converted into free operating cash flow. The measure is a tool to evaluate how efficiently the Company utilizes its resources. For details on cash conversion, see the reconciliation table below.

	First quarter		Latest 12	Full Year
(Dollars in millions)	2025	2024	months	2024
Net income	$167	$127	$688	$648
Depreciation and amortization	95	96	386	387
Gain on divestiture of property	(6)	-	(10)	(4)
Other, net	(1)	14	(39)	(24)
Changes in operating working capital, net	(179)	(114)	(12)	53
Operating cash flow	77	122	1,015	1,059
Expenditures for property, plant and equipment	(102)	(140)	(541)	(579)
Proceeds from sale of property, plant and equipment	8	0	25	17
Capital expenditure, net1)	(93)	(140)	(516)	(563)
Free operating cash flow2)	$(16)	$(18)	$499	$497
Cash conversion3)	n/a	n/a	72%	77%

1) Defined as Expenditures for Property, Plant and Equipment less Proceeds from sale of Property, Plant and Equipment. 2) Operating cash flow less Capital expenditure, net. 3) Free operating cash flow relative to Net income.

	Full year	Full year	Full year	Full year
(Dollars in millions)	2023	2022	2021	2020
Net income	$489	$425	$437	$188
Depreciation and amortization	378	363	394	371
Gain on divestiture of property	-	(80)	-	-
Other, net	(119)	(54)	(15)	13
Changes in operating working capital, net	235	58	(63)	277
Operating cash flow	982	713	754	849
Expenditures for property, plant and equipment	(572)	(585)	(458)	(344)
Proceeds from sale of property, plant and equipment	4	101	4	4
Capital expenditure, net1)	(569)	(485)	(454)	(340)
Free operating cash flow2)	$414	$228	$300	$509
Cash conversion3)	85%	54%	69%	270%

1) Defined as Expenditures for Property, Plant and Equipment less Proceeds from sale of Property, Plant and Equipment. 2) Operating cash flow less Capital expenditure, net. 3) Free operating cash flow relative to net income.

Financial Report January - March 2025

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items.

The following tables reconciles Income before income taxes, Net income attributable to controlling interest, Capital employed, which are inputs utilized to calculate Return On Capital Employed (“ROCE”), adjusted ROCE and Return On Total Equity (“ROE”). The Company believes this presentation may be useful to investors and industry analysts who utilize these adjusted non-U.S. GAAP measures in their ROCE and ROE calculations to exclude certain items for comparison purposes across periods. Autoliv’s management uses the ROCE, adjusted ROCE and ROE measures for purposes of comparing its financial performance with the financial performance of other companies in the industry and providing useful information regarding the factors and trends affecting the Company’s business.

As used by the Company, ROCE is annualized operating income and income from equity method investments, relative to average capital employed. Adjusted ROCE is annualized operating income and income from equity method investments, relative to average capital employed as adjusted to exclude certain non-recurring items. See definitions of "annualized operating income" and "average capital employed" in footnote to the tables below. The Company believes ROCE and adjusted ROCE are useful indicators of long-term performance both absolute and relative to the Company's peers as it allows for a comparison of the profitability of the Company’s capital employed in its business relative to that of its peers.

ROE is the ratio of annualized income (loss) relative to average total equity for the periods presented. See definitions of "annualized income" "and "average total equity" in footnote to the tables below. The Company’s management believes that ROE is a useful indicator of how well management creates value for its shareholders through its operating activities and its capital management.

With respect to the Andrews litigation settlement, the Company has treated this specific settlement as a non-recurring charge because of the unique nature of the lawsuit, including the facts and legal issues involved.

Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

Reconciliation of GAAP measure "Operating income" to Non-GAAP measure "Adjusted Operating income"

	First quarter
(Dollars in millions)	2025	2024
Operating income (GAAP)	$254	$194
Non-GAAP adjustments:
Less: Capacity alignments	2	2
Less: Antitrust related items	(1)	3
Total non-GAAP adjustments to operating income	1	5
Adjusted Operating income (Non-GAAP)	$255	$199

(Dollars in millions)	2024	2023	2022	2021	2020
Operating income (GAAP)	$979	$690	$659	$675	$382
Non-GAAP adjustments:
Less: Capacity alignments1)	19	218	(61)	8	99
Less: The Andrews litigation settlement	-	8	-	-	-
Less: Antitrust related items	8	4	-	-	1
Total non-GAAP adjustments to operating income	27	230	(61)	8	99
Adjusted Operating income (Non-GAAP)	$1,007	$920	$598	$683	$482
1) For 2022, including a gain on divestiture of property of $80 million.

Financial Report January - March 2025

Reconciliation of GAAP measure "Operating margin" to Non-GAAP measure "Adjusted Operating margin"

	First quarter
	2025	2024
Operating margin (GAAP)	9.9%	7.4%
Non-GAAP adjustments:
Less: Capacity alignments	0.1%	0.1%
Less: Antitrust related items	(0.0)%	0.1%
Total non-GAAP adjustments to operating margin	0.0%	0.2%
Adjusted Operating margin (Non-GAAP)	9.9%	7.6%

	2024	2023	2022	2021	2020
Operating margin (GAAP)	9.4%	6.6%	7.5%	8.2%	5.1%
Non-GAAP adjustments:
Less: Capacity alignments	0.2%	2.1%	(0.7)%	0.1%	1.4%
Less: The Andrews litigation settlement	-	0.1%	-	-	-
Less: Antitrust related items	0.1%	0.0%	-	-	0.0%
Total non-GAAP adjustments to operating margin	0.3%	2.2%	(0.7)%	0.1%	1.4%
Adjusted Operating margin (Non-GAAP)	9.7%	8.8%	6.8%	8.3%	6.5%

Reconciliation of GAAP measure "Income before income taxes" to Non-GAAP measure "Adjusted Income before income taxes"

	First quarter
(Dollars in millions)	2025	2024
Income before income taxes (GAAP)	$233	$174
Non-GAAP adjustments:
Less: Capacity alignments	2	2
Less: Antitrust related items	(1)	3
Total non-GAAP adjustments to Income before income taxes	1	5
Adjusted Income before income taxes (Non-GAAP)	$233	$179

Reconciliation of GAAP measure "Net income" to Non-GAAP measure "Adjusted Net income"

	First quarter
(Dollars in millions)	2025	2024
Net income (GAAP)	$167	$127
Non-GAAP adjustments:
Less: Capacity alignments	2	2
Less: Antitrust related items	(1)	3
Less: Tax on non-GAAP adjustments	(0)	(1)
Total non-GAAP adjustments to Net income	1	4
Adjusted Net income (Non-GAAP)	$168	$131

Financial Report January - March 2025

Reconciliation of GAAP measure "Net income attributable to controlling interest" to Non-GAAP measure "Adjusted Net income attributable to controlling interest"

	First quarter
(Dollars in millions)	2025	2024
Net income attributable to controlling interest (GAAP)	$167	$126
Non-GAAP adjustments:
Less: Capacity alignments	2	2
Less: Antitrust related items	(1)	3
Less: Tax on non-GAAP adjustments	(0)	(1)
Total non-GAAP adjustments to Net income attributable to controlling interest	1	4
Adjusted Net income attributable to controlling interest (Non-GAAP)	$167	$131

Reconciliation of GAAP measure "Earnings per share - diluted" to Non-GAAP measure "Adjusted Earnings per share - diluted"

	First quarter
	2025	2024
Earnings per share - diluted (GAAP)	$2.14	$1.52
Non-GAAP adjustments:
Less: Capacity alignments	0.02	0.03
Less: Antitrust related items	(0.02)	0.03
Less: Tax on non-GAAP adjustments	(0.00)	(0.01)
Total non-GAAP adjustments to Earnings per share - diluted	0.01	0.05
Adjusted Earnings per share - diluted (Non-GAAP)	$2.15	$1.58

Weighted average number of shares outstanding - diluted	77.9	83.0

Reconciliation of GAAP measure "Return on Capital Employed" to Non-GAAP measure "Adjusted Return on Capital Employed"

	First quarter
	2025	2024
Return on capital employed1) (GAAP)	25.6%	19.7%
Non-GAAP adjustments:
Less: Capacity alignments	0.2%	0.2%
Less: Antitrust related items	(0.1)%	0.3%
Total non-GAAP adjustments to Return on capital employed1)	0.1%	0.5%
Adjusted Return on capital employed1) (Non-GAAP)	25.6%	20.2%

Annualized adjustment2) on Return on capital employed1)	$3	$20

1) Annualized operating income and income from equity method investments, relative to average capital employed. The average capital employed amount is calculated as an average of the opening balance amount and the closing balance amounts for each quarter included in the period.

2) The quarterly annualized adjustment to the operating income and income from equity method investments amount is calculated as the quarterly amount multiplied by four. The year-to-date annualized adjustment to the operating income and income from equity method investments amount is calculated as the year-to-date amount divided by the quarterly period number (two, three or four) multiplied by four.

Financial Report January - March 2025

Reconciliation of GAAP measure "Return on Total Equity" to Non-GAAP measure "Adjusted Return on Total Equity"

	First quarter
	2025	2024
Return on total equity1) (GAAP)	28.8%	20.2%
Non-GAAP adjustments:
Less: Capacity alignments	0.3%	0.4%
Less: Antitrust related items	(0.2)%	0.4%
Less: Tax on non-GAAP adjustments	(0.0)%	(0.1)%
Total non-GAAP adjustments to Return on total equity1)	0.1%	0.7%
Adjusted Return on total equity1) (Non-GAAP)	28.9%	20.9%

Annualized adjustment2) on Return on total equity1)	$2	$18

1) Annualized net income relative to average total equity. The average total equity amount is calculated as an average of the opening balance amount and the closing balance amounts for each quarter included in the period.

2) The quarterly annualized adjustment to net income amount is calculated as the quarterly amount multiplied by four. The year-to-date annualized adjustment to the net income amount is calculated as the year-to-date amount divided by the quarterly period number (two, three or four) multiplied by four.

Financial Report January - March 2025

(Dollars in millions, except per share data, unaudited)	2024	2023	2022	2021	2020
Sales and Income
Net sales	$10,390	$10,475	$8,842	$8,230	$7,447
Airbags, Steering Wheels and Other1)	7,023	7,055	5,807	5,380	4,824
Seatbelt Products and Other1)	3,367	3,420	3,035	2,850	2,623
Operating income	979	690	659	675	382
Net income attributable to controlling interest	646	488	423	435	187
Earnings per share – basic2)	8.06	5.74	4.86	4.97	2.14
Earnings per share – diluted2)	8.04	5.72	4.85	4.96	2.14
Gross margin3)	18.5%	17.4%	15.8%	18.4%	16.7%
S,G&A in relation to sales	(5.1)%	(4.8)%	(4.9)%	(5.3)%	(5.2)%
R,D&E net in relation to sales	(3.8)%	(4.1)%	(4.4)%	(4.7)%	(5.0)%
Operating margin4)	9.4%	6.6%	7.5%	8.2%	5.1%
Adjusted operating margin5,6)	9.7%	8.8%	6.8%	8.3%	6.5%
Balance Sheet
Trade working capital6,7)	1,115	1,232	1,183	1,332	1,366
Trade working capital in relation to sales8)	10.7%	11.2%	12.7%	15.7%	13.6%
Receivables outstanding in relation to sales9)	19.0%	20.0%	20.4%	20.0%	18.1%
Inventory outstanding in relation to sales10)	8.8%	9.2%	10.4%	9.2%	7.9%
Payables outstanding in relation to sales11)	17.2%	18.0%	18.1%	13.5%	12.5%
Total equity	2,285	2,570	2,626	2,648	2,423
Total parent shareholders’ equity per share	29.26	30.93	30.30	30.10	27.56
Current assets excluding cash	3,153	3,475	3,119	2,705	3,091
Property, plant and equipment, net	2,239	2,192	1,960	1,855	1,869
Goodwill and Intangible assets	1,375	1,385	1,382	1,395	1,412
Capital employed	3,840	3,937	3,810	3,700	3,637
Net debt6)	1,554	1,367	1,184	1,052	1,214
Total assets	7,804	8,332	7,717	7,537	8,157
Long-term debt	1,522	1,324	1,054	1,662	2,110
Return on capital employed12)	25.0%	17.7%	17.5%	18.3%	10.0%
Return on total equity13)	27.2%	19.0%	16.3%	17.1%	9.0%
Total equity ratio	29%	31%	34%	35%	30%
Cash flow and other data
Operating cash flow	1,059	982	713	754	849
Depreciation and amortization	387	378	363	394	371
Capital expenditures, net	563	569	485	454	340
Capital expenditures, net in relation to sales	5.4%	5.4%	5.5%	5.5%	4.6%
Free operating cash flow6,14)	497	414	228	300	509
Cash conversion6,15)	77%	85%	54%	69%	270%
Direct shareholder return16)	771	577	339	165	54
Cash dividends paid per share	2.74	2.66	2.58	1.88	0.62
Number of shares outstanding (millions)17)	77.7	82.6	86.2	87.5	87.4
Number of employees, December 31	59,500	62,900	61,700	55,900	61,000

1) Including Corporate sales 2) Net of treasury shares. 3) Gross profit relative to sales. 4) Operating income relative to sales. 5) Excluding effects from capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. 6) Non-US GAAP measure, for reconciliation see tables above. 7) Outstanding receivables and outstanding inventory less outstanding payables. 8) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized fourth quarter sales. 9) Outstanding receivables relative to annualized fourth quarter sales. 10) Outstanding inventory relative to annualized fourth quarter sales. 11) Outstanding payables relative to annualized fourth quarter sales. 12) Operating income and income from equity method investments, relative to average capital employed. 13) Income relative to average total equity. 14) Operating cash flow less Capital expenditures, net. 15) Free operating cash flow relative to Net income. 16) Dividends paid and Shares repurchased. 17) At year end, excluding dilution and net of treasury shares.